Exhibit 15.4

CONSENT OF JMI LABORATORIES

JMI LABORATORIES hereby consents to all references to the market research survey we were commissioned to prepare on behalf of Motif Bio plc entitled “Assessment of Iclaprim Commercial Opportunity in the Gram Positive Antibiotic Hospital Market” and to the results of such survey included in this Annual Report on Form 20-F of Motif Bio plc for the year ending December 31, 2016, and to all references to JMI LABORATORIES as having prepared such survey.

/s/ Andrew Fuhrmeister

Andrew Fuhrmeister

CEO

JMI Laboratories

April 24, 2017